UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

September 16, 2015

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2015, NewStar Financial, Inc. (the “NewStar”) entered into a purchase agreement (the “Purchase Agreement”) by and among NewStar, Andrea S. Feingold (“Feingold “) and R. Ian O’Keeffe (“O’Keeffe” and, together with Feingold, the “Sellers”) pursuant to which NewStar has agreed to acquire 100% of the outstanding limited liability company interests of Feingold O’Keeffe Capital, L.L.C. (the “Company”) for approximately $20 million in cash, subject to certain adjustments as set forth in the Purchase Agreement.

The Purchase Agreement contains representations and warranties customary for transactions of this type. Sellers have also agreed to various covenants contained in the Purchase Agreement, including, among other things, to continue to operate the Company in the ordinary course consistent with past practice and not to take certain actions prior to the closing. The closing of the acquisition is subject to various customary closing conditions.

Item 7.01.	Regulation FD Disclosure.

On September 16, 2015, NewStar issued a press release announcing entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of NewStar Financial, Inc. dated September 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: September 17, 2015

	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of NewStar Financial, Inc. dated September 16, 2015.